                                                                    Exhibit 99.1


     HACKENSACK, N.J., APRIL 8, 1998. IDT Corporation (NASDAQ: IDTC) is delighted to announce that it has acquired the InterExchange family of companies. InterExchange provides satellite frame relay networking and carrier-grade internet telephony to over 20 international destinations and also operates the nation's largest international debit card platform. IDT management believes that the transaction will be significantly accretive and will both cut IDT's costs and facilitate its rapid network buildout plan. The transaction is valued at approximately $120 million in cash and stock. The acquisition is subject to Hart-Scott-Rodino approval. An investor conference call will be held at 4:30 p.m. today.

     Howard Jonas, Chairman of IDT, is quoted as saying: "This is it. This is the deal I have wanted for years, more than any other. It's taken a long time, but it was worth it. Spring training's over now. The season begins today!"

     Eric Hecht, InterExchange President, said: "IDT was our team's first pick -- the most valuable player in the competitive telecommunications industry. We believe the combination of IDT's world-class sales and marketing team with InterExchange's extensive technology base will be unbeatable in the marketplace."

     Richard Robbins, Chief Operating Officer of InterExchange says: "This is a great day for us. Obviously with our superior technology we had our choice of merger partners. But in terms of our assessment of future growth prospects and our team's confidence in management no other company even compares with IDT and we're proud to now be an integral part of the company."

     IDT Corp. is a leading emerging multinational carrier that combines its position as an international telecommunications operator, its experience as an Internet service provider and its leading position in Internet telephony to provide a broad range of telecommunications services to its wholesale and retail customers worldwide. The company provides its customers with integrated and competitively priced international and domestic long distance, Internet access and, through its Net2Phone product offerings, Internet telephony services including Net2Phone Direct and Net2Fax.

     Except for historical information, all of the expectations and assumptions contained in the foregoing are forward-looking statements involving risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements, include, but are not limited to, the competitive environment for Internet telephony, changes of rates of all related telco rates and services, legislation that may affect the Internet Telephony industry, IDT's ability to operate the services described on a large scale commercial level. For additional information regarding these and other risks associated with the Company's business refer to the Company's reports filed with the SEC.

                                             Contact:

                                             Sarah Hofstetter
                                             Director, IDT Public Relations
                                             201-928-2882


                                             or


                                             Ilan Slasky

                                             IDT Investor Relations
                                             201-928-4316